EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 28th day of January, 2019, but effective as of January 1, 2019 (the “Effective Date”), by and between Winston L. Black III (the “Employee”) and SWK Holdings Corporation, a Delaware corporation (the “Company”).  The Company and the Employee are collectively referred to as the Parties and each as a Party.

RECITALS

WHEREAS, the Employee is currently employed as the Company’s Chief Executive Officer (the “CEO”);

WHEREAS, Company desires to continue to employ the Employee as, and the Employee desires to remain, the CEO; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1.                  Employment and Duties.

(a)              General.  Subject to the terms and conditions of this Agreement, the Employee shall serve as CEO of the Company, reporting to the Company’s Board of Directors (the “Board”).  The Employee shall have such duties, responsibilities and reporting obligations as the Board may from time to time establish.  The Employee’s principal place of employment shall be Dallas, Texas, subject to such travel as the performance of the Employee’s duties and the business of the Company may require.  The Employee shall be appointed as a member of the Board not later than the Company’s 2019 annual meeting of shareholders.

(b)             Exclusive Services.  The Employee shall devote his full business working time to the performance of the Employee’s duties for so long as the Employee is employed by the Company and the Employee shall use his best efforts to promote and serve the interests of the Company.  Further, the Employee shall not, directly or indirectly, render material services to any other person or organization without the consent of the Board or otherwise engage in activities that would either (i) interfere significantly with the performance of the Employee’s duties owed to the Company under this Agreement or otherwise or (ii) involve either a conflict of interest, or activities competitive, with either the Company or any other member of the Company Group (as defined in Section 5(a)(i) below).

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2.                  Term.  The Employee’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of (a) the Employee’s termination of employment pursuant to Section 4 of this Agreement or (b) December 31, 2021 (the “Term”).

3.                  Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for services rendered hereunder:

(a)              Base Salary.  The Company shall pay to the Employee an annual salary (the “Base Salary”) at the rate of $275,000 per annum for the period commencing on January 1, 2019, and ending on December 31, 2021, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Employee’s Base Salary shall increase three percent (3%) effective the first full payroll cycle in each of 2020 and 2021.

(b)             Bonus.

(i)               Employee shall be eligible to participate in the bonus pool described in Exhibit A attached to this Agreement.

(ii)             Any bonus pursuant to Section 3(b) that is otherwise payable, shall be paid on the earlier of (1) March 31 following the end of the fiscal year upon which such bonus was calculated and (2) the date that is two weeks after the completion of the Company’s audited financial statements for such fiscal year; provided that, in no event shall such bonus be paid earlier than thirty (30) days prior to the March 31 date described herein.  The payment of such bonus is subject to the Employee’s continued employment with the Company at the time of payment of the bonus, unless (x) the Employee is employed by the Company as of the last date of the period during which the achievement of the bonus is measured and (y) prior to the payment of such bonus either (I) the Employee’s employment with the Company is terminated due to death or Disability (as defined in Section 4(a) below), by the Employee for Good Reason (as defined in Section 4(b)(iv) below), by the Company without Cause (as defined in Section 4(b)(iii) below), or due to the expiration of the Term; or (II) the Employee is still employed by the Company (but not subject to this Agreement) and the Employee has not breached any obligations or duties owed to the Company.

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(iii)           The Employee shall have the right to elect to receive up to 50% of his bonus (the “Stock Bonus Portion”) in fully vested shares of the Company’s common stock, subject to the reasonable approval of the Company to insure its ability to maintain its net operating loss carryforwards. The number of fully vested shares the Employee shall receive following such election shall be equal to the Stock Bonus Portion divided by the Fair Market Value (as defined below) of the Company’s common stock as of the date of such election, with fractional shares rounded up to the nearest whole share. The “Fair Market Value” of the Company’s common stock shall mean the average of the closing prices thereof on the primary securities exchange on which such shares may at the time be listed, or if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of trading on such day, or if on any day such shares are not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Markets, or any similar successor organization, in each such case averaged over a period of 10 consecutive business days ending on the business day prior to the date as of which the Fair Market Value is being determined. If at any time the shares are not listed on any securities exchange or quoted in the over-the-counter market, the Fair Market Value thereof shall be equal to the fair value thereof as of the date of valuation as determined by the Board, in the Board’s sole discretion.

(c)              Benefit Plans.  The Employee shall be eligible to participate in all employee benefit plans, programs and policies of the Company as are generally available to employees of the Company in accordance with the terms and conditions of such plans, programs and policies, as may be amended from time to time.

(d)             Expenses.  The Company shall reimburse the Employee for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.

(e)              Option and Restricted Stock Grants.  On the date hereof, the Company and the Employee shall enter into amendments to his existing stock option agreements, and a restricted stock award agreement, each in the form previously approved by the Company and the Employee.

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(f)               Retirement Plans.  The Company shall implement a defined contribution retirement plan for the benefit of all employees on such terms as determined by the Compensation Committee. Employee shall be eligible to participate in such plan in accordance with the terms and conditions of such plan, as may be amended from time to time. The Company shall match the Employee’s contributions to such plan dollar for dollar up to 6% of the Employee’s Base Salary. Employee shall be fully vested in such matching contributions.

4.                  Termination of Employment.  Subject to this Section 4, the Company shall have the right to terminate the Employee’s employment at any time, with or without Cause (as defined below), and the Employee shall have the right to resign his employment at any time, provided that the Employee shall: (i) provide the Company with at least 60 days written notice prior to the resignation date; (ii) not make any public announcements concerning the Employee’s resignation prior to the resignation date without the written consent of the Company; and (iii) continue to perform faithfully the duties assigned to the Employee under the Agreement (or such other duties as the Board may assign to the Employee) from the date of such notice until the date of the Employee’s termination of employment (the “Termination Date”).

(a)              Termination Due to Death or Disability.  Unless otherwise terminated earlier pursuant to the terms of this Agreement, the Employee’s employment under this Agreement shall terminate upon either the Employee’s death or Disability.  In the event of the Employee’s death or Disability, the Company shall pay to the Employee (or his estate, as applicable) (i) the Employee’s earned but unpaid Base Salary through and including the date of termination and any other amounts or benefits required to be paid or provided by law or under any plan, program or policy of the Company (the “Other Accrued Compensation and Benefits”), within thirty (30) days of termination of the Employee’s employment and (ii) and any accrued and unpaid Bonus as described in Exhibit B attached to this Agreement (the “Severance Bonus”).  Such bonus will be payable on the earlier of (1) the closing of a Change of Control transaction (defined below) or (2) three (3) business days after the completion of the Company’s financial statements for the fiscal quarter following the fiscal quarter in which the Termination Date occurred, and in any event within forty-five (45) days following the end of the following fiscal quarter, unless the following fiscal quarter is the Company’s fourth fiscal quarter, then within ninety (90) days following the end of the Company’s fiscal year (the “Severance Bonus Payment Date”). For purposes of this Agreement, “Disability” means that the Employee, because of physical or mental disability or incapacity, is unable to perform the Employee’s duties for an aggregate of 180 working days during any twelve (12) month period.  All questions arising under this Agreement regarding the Employee’s disability or incapacity shall be determined by a reputable physician mutually selected by the Company and the Employee at the time such question arises.  The determination of the physician selected pursuant to the above provisions of this Section 4(a) as to such matters shall be conclusively binding upon the Parties.

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(b)             Termination for Cause; Resignation Without Good Reason, Expiration of Term.

(i)               If prior to the expiration of the Term, the Company terminates the Employee’s employment for Cause or the Employee resigns without Good Reason, the Employee shall be entitled only to payment of the Employee’s earned but unpaid Base Salary through and including the date of termination and Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Employee’s employment terminates.  The Employee shall have no further right to receive any other compensation or benefits, and the Company shall have no further obligation to Employee under this Agreement, after such termination or resignation of employment.

(ii)             If the Employee’s employment terminates upon or after the Term expiring, the Employee shall be entitled to payment of the Employee’s earned but unpaid Base Salary through and including the date of termination and Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Termination Date, and the Company shall also pay the Severance Bonus on the Severance Bonus Payment Date; provided, however, in such event, the Company shall not be required to pay the Severance Bonus if the Company, in good faith, offers to extend the Term on commercially reasonable terms and conditions, which shall not be materially less favorable to the Employee than are then in effect, and the Employee refuses to extend the Term on such terms and conditions.  The Employee shall have no further right to receive any other compensation or benefits, and the Company shall have no further obligation to Employee under this Agreement, after such termination or resignation of employment.

(iii)           Termination for “Cause” shall mean termination of the Employee’s employment for any of the following reasons:

(A)            the Employee entering a plea of no-contest with respect to, or being convicted (including by a plea of guilty) by a court of competent jurisdiction of, any felony, whether or not involving any member of the Company Group (as defined in Section 5(a)(i) below);

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(B)            any willful misconduct by the Employee that is injurious to the financial condition or business reputation of any member of the Company Group;

(C)             the Employee materially breaches a duty of loyalty owed to any member of the Company Group or, as a result of the Employee’s gross negligence, breaches a duty of care owed to any member of the Company Group; or

(D)            the Employee materially breaches this Agreement or fails or refuses to perform any of the Employee’s material duties as required by this Agreement in any respect, after the Employee being given written notice by the Company of such breach, failure or refusal, and the Employee fails to cure the same promptly, but in no case more than thirty (30) calendar days of receipt of such notice.

(iv)           Resignation with Good Reason shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within twenty (20) business days (sixty (60) business days in the case of Section 4(b)(iv)(E) below) following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(A)            Material diminution in the Employee’s Base Salary, material duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(B)            Permanent relocation of the Employee’s primary work location by more than thirty (30) miles from the Dallas, Texas metropolitan area;

(C)             The Company pursues, either by Board action or as announced to the public, a strategy that does not include continuing to use a substantial portion of the Company’s assets to engage in pharmaceutical or medical technology financing;

(D)            (1) The transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to any unaffiliated third party; (2) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company; or (3)  the acquisition by any unaffiliated third party of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding capital stock of the Company (each a “Change of Control”);

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(E)             Material diminution of the Employee’s ability to earn bonus payment set forth in Section 3(b) and Exhibit A and with reference to the approved business plan with respect to a given fiscal year due to actions taken by the Board or the Board’s failure to act and not by the Employee’s lack of performance; or

(F)             The failure of the Company to appoint the Employee to the Board by the date of the Company’s 2019 annual shareholder meeting, or thereafter if the Employee is no longer a member of the Board as long as he retains the title of CEO or other equivalent title; provided, that failure to continue as a member of the Board shall not constitute Good Reason if the Employee resigns or fails to consent to being named as a nominee for election to the Board.

The Employee shall provide the Board with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances, and actually terminate employment within ninety (90) days following the expiration of the Company’s twenty (20) or sixty (60) business day period described above.  Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by the Employee.

(c)              Termination Without Cause; Resignation with Good Reason.  If, prior to the expiration of the Term, the Company terminates the Employee’s employment without Cause, or the Employee resigns with Good Reason, the Employee shall only be entitled to payment of the Employee’s earned but unpaid Base Salary through and including the date of termination and the Other Accrued Compensation and Benefits and, subject to Section 4(d) and the Employee’s compliance with Section 5 and Section 6 of this Agreement, shall be entitled to receive the Severance Benefits.  For purposes of this Agreement, “Severance Benefits” mean:

(i)               The Company shall pay six (6) months of the Employee’s Base Salary (at the rate in effect on the date the Employee’s employment is terminated), in substantially equal monthly installments over a period of six (6) months following the Company’s termination of the Employee’s employment without Cause or the Employee’s resignation with Good Reason (the “Severance Period”);

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(ii)             The Company shall reimburse the Employee, on a monthly basis, in arrears, for the premium cost of COBRA continuation coverage under the Company’s group medical insurance plan during the Severance Period (only to the extent of the employer portion of the premium cost for similarly situated active employees in the Company’s group medical insurance plan) until the earlier of (x) the date the Employee becomes eligible for group medical insurance coverage as the result of the Employee accepting another position with a new employer or (y) the termination of the Severance Period, whichever shall occur first; provided, that the Employee agrees to notify the Company by registered mail, return receipt requested, within five (5) business days of becoming eligible for group medical insurance coverage as the result of his accepting another position with a new employer.  The Employee shall be solely responsible for the remainder of the premium cost of COBRA continuation coverage; and

(iii)           The Company shall pay the Severance Bonus on the Severance Bonus Payment Date.

(d)             Execution and Delivery of Release.  In the event the Employee fails or refuses to execute and deliver to the Company, within twenty-one days following the Termination Date, a general waiver and release of claims in a form substantially similar to Exhibit C attached to this Agreement (the “Release”) or otherwise revokes the Release during the applicable revocation period, the Employee shall forfeit the Severance Benefits, and no Severance Benefits will be paid to the Employee.

(e)              Notice of Termination.  Any termination of employment by the Company or the Employee shall be communicated by a written “Notice of Termination” to the other Party given in accordance with Section 23 of this Agreement, except that the Company may waive in writing the requirement for such Notice of Termination by the Employee.  In the event of the Employee’s resignation of employment for any reason other than Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than sixty (60) days after the giving of such notice, unless the Company agrees in writing to waive any notice period by the Employee.

(f)               Resignation of Officerships.  The termination of the Employee’s employment for any reason shall constitute the Employee’s resignation from any officer, employee, directorship or fiduciary position the Employee has with the Company Group.  The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.                  Confidentiality.

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(a)              Confidential Information.

(i)               For purposes of this Agreement, Company Group means the Company and any subsidiaries or Affiliates of the Company.  Affiliates means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company.  The Employee agrees that during his employment with the Company and indefinitely after the Employee’s employment terminates for any reason, the Employee will not at any time, except with the prior written consent of the Company or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Employee’s own benefit or the benefit of any other person or entity any information deemed to be confidential by any member of the Company Group relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data, or other confidential information known to the Employee by reason of the Employee’s employment by, shareholdings in or other association with any member of the Company Group (“Confidential Information”); provided, that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Employee’s action, or (y) is or becomes available to the Employee after his employment terminates on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality.  Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii)             In the event that the Employee becomes legally compelled to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.  The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Employee, including attorneys’ fees, in connection with the Employee’s compliance with the immediately preceding sentence.

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(iii)           The Employee understands that the Company may receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality (the “Third Party Information”) and to use the Third Party Information only for certain limited purposes.  The Employee shall hold any Third Party Information the Employee gains access to based on his employment with the Company in the strictest confidence and will disclose the Third Party Information only as needed to perform the Employee’s duties and then only to others who have a need to know.

(b)             Exclusive Property.  The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Employee relating to the business of the Company Group shall be and remain the property of the Company Group.  Upon the request and at the expense of the Company Group, the Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5.

(c)              Return of Confidential Information.  At the request of the Company, the Employee shall immediately return to the Company any Confidential Information, whether received from the Company or contained in materials prepared or developed by the Employee in the course of the Employee’s employment.  The Employee shall not retain any copies, summaries or notes of the Confidential Information, unless expressly approved in writing by the Board.

(d)             Corporate Opportunities.  Unless approved in advance by the Board, the Employee shall not, directly or indirectly, accept or pursue, for his own benefit, any business, commercial or investment opportunities or offers which relate to the Company’s business.

6.                  Restrictive Covenants Agreement.  Contemporaneously with the execution of this Agreement, the Employee shall execute and deliver to the Company the Restrictive Covenants Agreement attached hereto as Exhibit D.  During the Term of this Agreement, in the event of any conflict between the Employee’s obligations under Section 5 of this Agreement and the Restrictive Covenants Agreement, Section 5 of this Agreement shall control.  The Employee understands that the Restrictive Covenants Agreement applies during and after both the Term of this Agreement and the Employee’s employment with the Company.

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7.                  Injunctive Relief.  Without intending to limit the remedies available to the Company or other members of the Company Group, the Employee agrees that a breach of any of the covenants contained in Section 5 of this Agreement may result in material and irreparable injury to the Company or other members of the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Section 5 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company or other member of the Company Group in aid of, in lieu of, prior to or pending determination in, any arbitration proceeding, without such action constituting a waiver of the agreement to arbitrate contained in Section 13 of this Agreement.

8.                  Section 409A.

(a)              General.  This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistent with that intent.  For purposes of this Agreement, “termination of employment” means a “Separation from Service” under Treasury Regulation Section 1.409A-1(h).

(b)             Deferred Compensation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)               If the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of the Employee’s Separation from Service and ending on the date that is six months following the Employee’s Separation from Service or, if earlier, on the date of the Employee’s death.  The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the fifteenth day of the first calendar month following the end of the period (the “Delayed Payment Date”).  If payment of an amount is delayed as a result of this Section 8(b)(i), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Employee but for this Section 8(b)(i) to the day prior to the Delayed Payment Date.  The rate of interest shall be compounded monthly, at the prime rate as published by Citibank NA for the month in which occurs the date of the Employee’s Separation from Service.  Such interest shall be paid on the Delayed Payment Date.

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(ii)             Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.  All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Employee’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(iii)           Each payment under this Agreement is intended to be (A) excepted from Section 409A of the Code, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (B) in the event any Gross Up Payment is made pursuant to Section 3(b) herein, in compliance with Section 409A of the Code, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate and distinct payment.

9.                  Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

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10.             Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter for a period of eighteen (18) months, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company or any other member of the Company Group and their respective representatives in defense of any claims that may be made against the Company or other member of the Company Group, and will assist the Company or any other member of the Company Group in the prosecution of any claims that may be made by the Company or other members of the Company Group, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”).  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or any other member of the Company Group.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or any other member of the Company Group (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or any other member of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or any other member of the Company Group with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without giving prior written notice to the Company.  The Company shall compensate the Employee at the rate of $200 per hour for all hours spent complying with this Section 10 during any calendar month following the termination of Employee’s employment in which Employee’s compliance with this Section 10 exceeds five (5) hours.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10.

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11.             Representations and Warranties.  As a condition to, and in consideration of, the Employee’s employment with the Company, the Employee represents and warrants to the Company that the Employee:

(a)              has the legal capacity to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms;

(b)             is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prohibit the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder;

(c)              understands and acknowledges that the Company respects the confidential and proprietary information, and trade secrets of other entities and therefore, does not want, and will not willingly and unlawfully use, any confidential or proprietary information, and/or trade secrets that are the property of a third party; and

(d)             does not possess any information that belonged to any former employer, without the permission of such former employer, regardless of whether such information was ever: (i) in his possession as a hard copy document; (ii) on a computer; (iii) on a blackberry, PDA or cell phone; or (iv) on an external hard drive, thumb drive, or any other piece of external media that permits the storage of electronic or hard copy information.

12.             Statement of Direction.  The Company hereby directs the Employee to:

(a)              not disclose to the Company any confidential, proprietary or trade secret information of other entities, including any former employers, without the permission of such entity;

(b)             neither bring on the premises of, nor provide to, the Company, copies of any documents, electronic media or tangible items that contain or refer to confidential, proprietary or trade secret information that is the property of any other party, including any former employers, without the permission of such entity; and

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(c)              not provide any information to the Company that belongs or belonged to any prior employer, regardless of the medium in which such information is contained, without the permission of such prior employer.

13.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Employee’s employment by the Company that cannot be mutually resolved by the Parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Dallas County, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”) before one arbitrator of exemplary qualifications and stature, who shall be selected by mutual agreement by the Parties, or if the Parties cannot agree on the selection of the arbitrator, who shall be selected by the AAA.  The Parties also agree that the AAA’s Optional Rules for Emergency Measures of Protection shall apply to all arbitrations conducted pursuant to this Agreement.  The Employee understands and represents that the Employee is waiving the right to adjudicate claims, including employment-based claims, in a judicial forum and opting instead to arbitrate such claims.  The arbitrator shall issue a written award containing findings of fact and conclusions of law.  All substantive rights and remedies under any law shall be preserved.  The Employee shall pay the filing fee listed by the AAA in its Costs of Arbitration schedule, and the Company shall pay the company filing fees, case management fees, administrative fees, the arbitrator’s compensation and any chargeable expenses, the daily hearing fees, and any fees associated with renting a hearing room. The award of the arbitrator shall provide that the substantially non-prevailing party, as determined in the discretion of the arbitrator, shall reimburse the substantially prevailing party for any of the foregoing expenses paid by the substantially prevailing party. The award of the arbitrator shall be final and binding with respect to the subject matter of the arbitration and a judgment of any circuit court, or other court of competent jurisdiction, may be rendered upon the arbitration award.

14.             Nonassignability; Binding Agreement

(a)              By the Employee.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Employee.

(b)             By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.  If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken plan.  The provisions of this Section 14 shall continue to apply to each subsequent employer of the Employee hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

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(c)              Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, any successors to or assigns of the Company and the Employee’s heirs and the personal representatives of the Employee’s estate.

15.             Withholding.  Any payments made or benefits provided to the Employee under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

16.             Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by the Parties.  The waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

17.             Other Severance Benefits.  In consideration for the payments to be made to the Employee under the Agreement, the Employee agrees to waive any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Company Group, except where such waiver would result in an impermissible substitution of benefits under Section 409A or any guidance issued thereunder.

18.             Governing Law and Choice of Forum.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  Any lawsuit brought pursuant to Section 7 of this Agreement shall be brought only in either any state court located in Dallas County or the United States District Court for the Northern District of Texas.

19.             Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

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20.             Entire Agreement.  This Agreement and its exhibits contain the entire agreement and understanding of the Parties with respect to the matters covered herein, and supersede all prior or contemporaneous negotiations, commitments, representations, warranties, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

21.             Counterparts.  This Agreement may be executed by either of the Parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  A facsimile signature, whether by fax or other electronic form, shall be deemed an original and shall bind the signing Party.

22.             Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23.             Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

SWK Holdings Corporation

14755 Preston Road, Suite 105

Dallas, Texas 75254

(972) 687-7250

Attention:  David R. Earhart

Email:  dearhart@grayreed.com

To the Employee:

Winston L. Black III

6439 Silver Stream Lane

Frisco, TX 75036

Email: wlblack3@yahoo.com

With a copy to:

Baker Botts L.L.P.

2001 Ross Avenue, Suite 600

Dallas, TX 75201

(214) 953-6500

Attention: Jennifer M. Trulock

Email: jennifer.trulock@bakerbotts.com

Facsimile: (214) 661-4642

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All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed pursuant to the authority of its Board, and the Employee has executed this Agreement, as of the date set forth above.

SWK Holdings Corporation

By:	/s/ Michael Weinberg
Michael Weinberg
Chairman

/s/ Winston L. Black III
Winston L. Black III

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EXHIBIT A

BONUS POOL DESCRIPTION

The Bonus Pool, calculated as described below, will represent the aggregate potential bonus award for the Company’s entire executive team. The allocation of the Bonus Pool among the executive team will be determined by the Company’s Chief Executive Officer and will be subject to approval by the Board’s Compensation Committee (the “Committee”).

Definitions

“Pre-Tax Profit” shall be the Company’s pre-tax profit in a particular fiscal year as determined in accordance with GAAP, but including paid state taxes, Board stock compensation and any mark-down of the Company’s investment portfolio and excluding deal related expenses, other income/loss from unrealized warrants, net operating loss GAAP accounting adjustments and non-cash adjustments for old warrant/option liability.

“Return on Equity” means Pre-Tax Profit (as defined above) for a fiscal year, divided by the Company’s tangible book value for such fiscal year.

Bonus Pool Formula*

The Bonus Pool will equal (i) 11% of the average Pre-Tax Profit for fiscal year of the bonus calculation and the immediately prior fiscal year, multiplied by (ii) one (1) plus fifty percent (50%) of the Return on Equity for fiscal year of the bonus calculation.

________________

* The Bonus Pool Formula is subject to review and equitable adjustment by the Committee to take into account unusual items.

A-1

EXHIBIT B

SEVERANCE BONUS

In the event that the Employee’s employment (i) terminates pursuant to Section 4(a), Section 4(b)(ii) or Section 4(c) of the Agreement or (ii) terminates after the Agreement expires for a reason other than by the Company for Cause, then the Employee shall be paid a Severance Bonus, subject to Section 4(d) and compliance with Section 5 and Section 6 of the Agreement, in an amount equal to the sum of the following (as adjusted below):

(1)       Five and one-half percent (5½%) of the Pre-Tax Profit for the Prior Fiscal Year, multiplied by one (1) plus fifty percent (50%) of the Return on Equity for the Current Fiscal Year, multiplied by the percentage of the Bonus Pool allocated to the Employee for the Prior Fiscal Year (the “Holdback Bonus”); plus

(2)       Eleven percent (11%) of the accrued Pre-Tax Profit for the portion of the Current Fiscal Year commencing on January 1st and ending on the last day of the month that includes the Termination Date, multiplied by the average of the percentages of the Bonus Pool allocated to the Employee for the Prior Three Fiscal Years (the “Pro-rated Current Year Bonus”).

For purposes of calculating Pro-rated Current Year Bonus, Pre-Tax Profit will be adjusted down by the aggregate of any impairments and/or cash losses realized on the finance receivables portfolio existing at the Termination Date (the “Termination Date Portfolio”), offset by the income produced by and any gains realized on the Termination Date Portfolio, for the period post the Termination Date through the end of fiscal quarter completed prior to when the Severance Bonus is to be paid. If such aggregate is positive, no adjustment to the Pretax Profit will be made.

For the avoidance of doubt, any gains and/or losses associated with any Company investments made post the Termination Date will not be included in the calculation of the Severance Bonus Payment.

In the event that the aggregate of the Holdback Bonus and the Pro-rated Current Year Bonus results in a negative amount, no Severance Bonus Payment shall be payable to the Employee.

B-1

The Severance Bonus will be paid under Section 4(b)(ii) or Section 4(c), subject to Section 4(d) and compliance with Section 5 and Section 6 of the Agreement, not later than the Severance Bonus Payment Date. The Severance Bonus will be paid under Section 4(a) as described thereunder.

Definitions:

Except as defined in this Exhibit B, capitalized terms shall have the meanings ascribed to them in the Agreement and Exhibit A to the Agreement.

For purposes of this Exhibit B, the following terms shall have the following meanings:

“Bonus Pool” means the Bonus Pool determined under Exhibit A to the Agreement.

“Current Fiscal Year” means the fiscal year that includes the Termination Date.

“Prior Fiscal Year” means the fiscal year that ended immediately prior to the Current Fiscal Year.

“Prior Three Fiscal Years” means the Prior Fiscal Year and the two most recent fiscal years ending immediately prior to the Prior Fiscal Year.

B-2

EXHIBIT C

FORM OF RELEASE

I, the undersigned employee, together with my administrators, agents, executors, heirs, trustees, successors and assigns, forever waive and release all legal claims and causes of action against SWK Holdings Corporation, its current and former officers, directors, managers and shareholders (hereafter, for purposes of this Release, the “Company”) related to or arising from my employment with and termination of employment from the Company, in exchange for the Severance Benefits (as defined in my Employment Agreement, dated January 28, 2019) (the “Release”).

As part of this Release, I waive my right to pursue any lawsuits relating to discrimination against the Company in regards to my employment and termination of employment based upon my gender, race, color, national origin, religion, age, disability or any other protected class arising under Title VII of the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act and any and all other federal, state, county or city government employment discrimination laws inasmuch as is permissible under each law.

I understand that this Release does not prevent me from filing a charge of discrimination with the Equal Employment Opportunity Commission or the Texas Workforce Commission Civil Rights Division. However, by signing this Release, I hereby waive any right to receive any compensation or damages if I prevail in such a claim. I also agree not to authorize any other person or entity, including any governmental agency, to seek individual remedies for me against the Company. Notwithstanding anything in this Release to the contrary, in the event that I receive any proceeds of or payments from any such claim, such proceeds and/or payments shall be remitted and paid to the Company. This Release does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information; provided, however, that I shall provide prompt notice thereof to the Company, unless I have been advised by counsel that providing such notice would, in the opinion of such counsel, violate law. I will retain all rights and consideration provided in this Release regardless of whether I communicate with any governmental authorities, or if I receive a whistleblower award. Nothing in this Release limits my right to receive an award for information provided to any government agency.

C-1

This Release also includes, but is not limited to, waiving the right to pursue any claims or legal actions against the Company relating to my employment and termination of employment brought under the National Labor Relations Act, the Fair Labor Standards Act, and the Occupational Safety and Health Act, and all other federal, state, county and city government employment laws inasmuch as is permissible under each law.

This Release also includes, but is not limited to, waiving the right to pursue any civil tort or contract claims against the Company relating to my employment and termination of employment.

I have not filed any complaints, claims or actions or charges against the Company with any federal, state or local court or governmental agency, or any demands for arbitration, for any matters hereby released.

I understand that this Release of claims applies only to claims arising before the date this document is signed, and not to claims that may arise after the signing of this Release.

I acknowledge that in accordance with the Age Discrimination in Employment Act, the Company has provided the opportunity for me to consider the terms of this Release for at least twenty-one (21) days before signing it; and that if I have signed and returned this document prior to the expiration of twenty-one days, I have done so voluntarily and have therefore declined my right to consider the Release for the full twenty-one day period. I acknowledge that I have been informed that I may revoke my signature within seven (7) days of signing this document and void this Release.

I agree to return all Company property to the Company by the time that I return this Release to the Company with my signature. This includes all equipment, materials, data, computer files, product, and any other property, whether physical or intellectual that belongs to the Company and is in my possession that is not included as part of the above-referenced Severance Benefits.

I understand that I receive the Severance Benefits in exchange for my signing this Release, and that I would not have otherwise been entitled to the Severance Benefits had I not agreed to the terms laid out in this document.

C-2

I agree that if any part of this Release is found to be unenforceable by law that the remaining portions will continue to be in force to the fullest extent permissible by law. All questions concerning the construction, validity and interpretation of this Release will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding arising out of or relating to this Release to the exclusive jurisdiction of the courts located in Dallas County, Texas or the United States District Court of the Northern District of Texas and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

C-3

I agree and accept with the understanding that I will be legally bound by the above:

Date:
Winston L. Black III

On Behalf of SWK Holdings Corporation

Date:
Name:
Title:

C-4